The information in this Preliminary Pricing Supplement is not complete and may be changed. We may not sell these Notes until the Pricing Supplement is delivered in final form. We are not selling these Notes, nor are we soliciting offers to buy these Notes, in any State where such offer or sale is not permitted.

PRELIMINARY PRICING SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
Subject to Completion	Registration No. 333-185049
Dated October 10, 2013

Pricing Supplement dated ● to the

Prospectus dated August 1, 2013

Prospectus Supplement and Product Prospectus Supplement (Equity Linked Index Notes, Series A) dated August 8, 2013

The Bank of Nova Scotia

CAD

Capped Participation Notes, Series A

Linked to the S&P/TSX 60 Index

Due

The notes will not bear interest. The amount that you will be paid on your notes at maturity is based on the performance of the S&P/TSX 60 Index (which we refer to as the reference asset) as measured from the trade date to and including the valuation date. If the percentage change (defined below) of the reference asset is negative, you will lose a portion of your investment in the notes and may lose all or a substantial portion of your investment depending on the performance of the reference asset. Additionally, the amount you may receive for each CAD1,000 principal amount of your notes at maturity is subject to a maximum redemption amount (set on the trade date and expected to be between CAD1,195.00 and CAD1,230.00). Any payment on your notes is subject to the creditworthiness of The Bank of Nova Scotia.

To determine your payment at maturity, we will first calculate the percentage increase or decrease in the final level (determined on the valuation date, subject to adjustment) from the initial level (which will be the closing level of the reference asset on the pricing date), which we refer to as the percentage change. The percentage change may reflect a positive return (based on any increase in the level of the reference asset over the life of the notes) or a negative return (based on any decrease in the level of the reference asset over the life of the notes). At maturity, for each CAD1,000 principal amount of your notes:

●	if the final level is greater than or equal to the initial level (the percentage change is positive or zero), you will receive an amount in cash equal to the sum of (i) CAD1,000 plus (ii) the product of CAD1,000 times the percentage change, times the participation rate of 200%, subject to the maximum redemption amount; or
●	if the final level is less than the initial level (the percentage change is negative), you will receive an amount in cash equal to the sum of: CAD1,000 plus the product of (i) CAD1,000 times the percentage change. You will receive less than CAD1,000.

Following the determination of the initial level, the amount you will be paid on your notes at maturity will not be affected by the closing level of the reference asset on any day other than the valuation date. You could lose all or a substantial portion of your investment in the notes. Any percentage decrease between the initial level and the final level will reduce the payment you will receive at maturity below the principal amount of your notes. Further, the maximum payment that you could receive at maturity with respect to each CAD1,000 principal amount of your notes (the minimum denomination) is limited to the maximum redemption amount of between CAD1,195.00 and CAD1,230.00 (set on the trade date). In addition, the notes will not bear interest, and no other payments on your notes will be made prior to maturity.

The estimated value of your Notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is approximately CAD● per CAD1,000 face amount, which is less than the original issue price. The value of your Notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell Notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise equals approximately CAD● per CAD1,000 face amount, which exceeds the estimated value of your Notes as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the trade date through .

The Capped Participation Notes, Series A Linked to the S&P/TSX 60 Index Due       (the “Notes”) offered hereunder are unsecured obligations of The Bank of Nova Scotia (the “Bank”) and are subject to investment risks including possible loss of the principal amount invested due to the negative performance of the reference asset and the credit risk of The Bank of Nova Scotia. As used in this pricing supplement, the “Bank,” “we,” “us” or “our” refers to The Bank of Nova Scotia.

The Notes will not be listed on any U.S. securities exchange or automated quotation system.

The return on your Notes will relate to the price return of the reference asset and will not include a total return or dividend component. The Notes are derivative products based on the performance of the reference asset. The Notes do not constitute a direct investment in any of the shares, units or other securities represented by the reference asset. By acquiring Notes, you will not have a direct economic or other interest in, claim or entitlement to, or any legal or beneficial ownership of any such share, unit or security and will not have any rights as a shareholder, unitholder or other security holder of any of the issuers including, without limitation, any voting rights or rights to receive dividends or other distributions.

Neither the United States Securities and Exchange Commission (“SEC”), Nor ANY state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or product prospectus supplement. Any representation to the contrary is a criminal offense. THE NOTES ARE NOT INSURED by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act OR THE U.S. FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OF CANADA, THE UNITED STATES OR ANY OTHER JURISDICTION.

Scotia Capital (USA) Inc., our affiliate, will purchase the Notes from us for distribution to other registered broker dealers or will offer the Notes directly to investors. Scotia Capital (USA) Inc. or any of its affiliates or agents may use this pricing supplement in market-making transactions in Notes after their initial sale.  Unless we, Scotia Capital (USA) Inc. or another of its affiliates or agents selling such Notes to you informs you otherwise in the confirmation of sale, the final pricing supplement to which this pricing supplement relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement and “Supplemental Plan of Distribution” on page PS-30 of the accompanying product prospectus supplement.

	Per Note	Total
Price to public	100.00%	CAD
Underwriting commissions1%		CAD
Proceeds to The Bank of Nova Scotia2%		CAD

Investment in the Notes involves certain risks.  You should refer to “Additional Risks” in this pricing supplement and “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 6 of the accompanying prospectus.

We may decide to sell additional Notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. We will deliver the Notes in book-entry form through the facilities of Euroclear on or about ● against payment in immediately available funds.

Scotia Capital (USA) Inc.	Goldman, Sachs & Co.

1 Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and as part of the distribution of the Notes may pay varying discounts and underwriting commissions of up to CAD● per CAD1,000 Principal Amount of Notes in connection with the distribution of the Notes. Scotia Capital (USA) Inc. may also receive a structuring and development fee of up to CAD0.50 per CAD1,000 Principal Amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

2 Excludes profits from hedging. For additional considerations relating to hedging activities see “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

The difference between the estimated value of your Notes and the original issue price reflects costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the trade date and you may lose all or a substantial portion of your initial investment. The Bank’s profit in relation to the Notes will vary based on the difference between (i) the amounts received by the Bank in connection with the issuance and the reinvestment return received by the Bank in connection with those funds and (ii) the costs incurred by the Bank in connection with the issuance of the Notes and the hedging transactions it enters into with its affiliates or Goldman, Sachs & Co. The Bank’s affiliates and Goldman, Sachs & Co. will also realize a profit that will be based on the (i) cost of creating and maintaining the hedging transactions minus (ii) the payments received on the hedging transactions.

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus, the prospectus supplement, and the product prospectus supplement, each filed with the SEC. See “Additional Terms of Your Notes” in this pricing supplement.

Issuer:	The Bank of Nova Scotia (the "Bank”)
Reference Asset:	The S&P/TSX 60 Index (Bloomberg Ticker: SPTSX60)
Minimum Investment and Denominations:	CAD1,000 and integral multiples of CAD1,000 in excess thereof
Principal Amount:	CAD1,000 per Note
Original Issue Price:	100% of the Principal Amount of each Note
Currency:	Canadian Dollars
Pricing Date:	●
Trade Date:	●
Original Issue Date:	Expected to be ● (to be determined on the Trade Date and expected to be the 10th scheduled Business Day after the Trade Date).
Maturity Date:	● (to be determined on the Trade Date and expected to be the 3rd scheduled Business Day after the Valuation Date), subject to adjustment as described in more detail in the accompanying product prospectus supplement.
Principal at Risk:	You may lose all or a substantial portion of your initial investment at maturity if there is any percentage decrease from the Initial Level to the Final Level.
Fees and Expenses:

Scotia Capital (USA) Inc. or one of our affiliates may pay varying discounts and underwriting commissions of up to CAD● per CAD1,000 Principal Amount of Notes in connection with the distribution of the Notes. The underwriting commission set forth on the cover page of this pricing supplement per CAD1,000 face amount is comprised of CAD● of underwriting fees and CAD● of selling commission, to be set on the Trade Date. Scotia Capital (USA) Inc. may also receive a structuring and development fee of up to CAD0.50 per CAD1,000 Principal Amount of Notes.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Trade Date. See “Additional Risks—The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices” in this pricing supplement.

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Payment at Maturity:	The Payment at Maturity will be based on the performance of the Reference Asset and will be calculated as follows:

If the Final Level is greater than or equal to the Initial Level, then the Payment at Maturity will equal:

the lesser of (a) the Principal Amount + (Principal Amount x Participation Rate x Percentage Change) or (b) the Maximum Redemption Amount

If the Final Level is less than the Initial Level, then the Payment at Maturity will equal:

Principal Amount +(Principal Amount × Percentage Change)

In this case you will suffer a loss on your initial investment in an amount equal to the negative Percentage Change. Accordingly, you could lose up to 100% of your initial investment.

Initial Level:	To be determined on the Pricing Date and may be higher or lower than the actual closing level of the Reference Asset on the Pricing Date.
Final Level:

The Final Level of the Reference Asset will be determined based upon the closing level published on the Bloomberg page “SPTSX60<Index>” or any successor page on Bloomberg or any successor service, as applicable, on the Valuation Date. In certain special circumstances, the Final Level will be determined by the Calculation Agent, in its discretion, and such determinations will, under certain circumstances, be confirmed by an independent calculation expert. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” and “General Terms of the Notes—Market Disruption Events” beginning on page PS-18 and “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

Percentage Change:

The Percentage Change, expressed as a percentage, with respect to the Payment at Maturity, is calculated as follows:

Final Level – Initial Level

Initial Level

For the avoidance of doubt, the Percentage Change may be a negative value.

Participation Rate:	200%
Maximum Redemption Amount:	CAD1,195.00-CAD1,230.00, which equals Principal Amount x 119.50%-123.00% (The actual Maximum Redemption Amount to be determined on Trade Date). The Maximum Redemption Amount sets a cap on appreciation of the Reference Asset of 9.75%-11.50%
Valuation Date:

● (to be determined on the Trade Date and expected to be approximately 18-21 months after the Trade Date).

The Valuation Date could be delayed by the occurrence of a market disruption event. See “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 in the accompanying product prospectus supplement.

ISIN / Common Code:	●
Form of Notes:	Book-entry

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Type of Notes:	Capped Participation Notes, Series A
Calculation Agent:	Scotia Capital Inc., an affiliate of the Bank
Status:	The Notes will constitute direct, unsubordinated and unsecured obligations of the Bank ranking pari passu with all other direct, unsecured and unsubordinated indebtedness of the Bank from time to time outstanding (except as otherwise prescribed by law). Holders will not have the benefit of any insurance under the provisions of the Canada Deposit Insurance Corporation Act, the U.S. Federal Deposit Insurance Act or under any other deposit insurance regime.
Tax Redemption:	The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, if it is determined that changes in tax laws or their interpretation will result in the Bank (or its successor) becoming obligated to pay additional amounts with respect to the Notes. See “Tax Redemption” below.
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Use of Proceeds:	General corporate purposes
Clearance and Settlement:	Euroclear. See "Special Considerations Relating to the Book-Entry System" in this pricing supplement.
Business Day:	New York and Toronto
Terms Incorporated:

All of the terms appearing above the item under the caption “General Terms of the Notes” beginning on page PS-14 in the accompanying product prospectus supplement, as modified by this pricing supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE YOUR ENTIRE PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF THE BANK. IF THE BANK WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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Additional Terms Of Your Notes

You should read this pricing supplement together with the prospectus dated August 1, 2013, as supplemented by the prospectus supplement dated August 8, 2013 and the product prospectus supplement (Equity Linked Index Notes, Series A) dated August 8, 2013, relating to our Senior Note Program, Series A, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes may vary from the terms described in the accompanying product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website at

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000009631):

Prospectus dated August 1, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006699/e54840_424b3.htm

Prospectus Supplement dated August 8, 2013:

http://www.sec.gov/Archives/edgar/data/9631/000089109213006938/e54968_424b3.htm

Product Prospectus Supplement (Equity Linked Index Notes, Series A), dated August 8, 2013

http://www.sec.gov/Archives/edgar/data/9631/000089109213006939/e54971_424b5.htm

The Bank of Nova Scotia has filed a registration statement (including a prospectus, a prospectus supplement, and a product prospectus supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read those documents and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, The Bank of Nova Scotia, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement and the product prospectus supplement if you so request by calling 1-416-866-3672.

Investor Suitability

The Notes may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Notes, including the risk of losing your entire initial investment.
•	You can tolerate a loss of up to 100% of your initial investment and are willing to make an investment that may have the downside market risk of an investment in the Reference Asset or in the Reference Asset constituent stocks.
•	You believe that the Reference Asset will appreciate over the term of the Notes and that the appreciation is unlikely to exceed the cap on appreciation within the Maximum Redemption Amount (the actual Maximum Redemption Amount will be determined on the Trade Date).
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•	You are willing to hold the Notes to maturity, a term of approximately 18-21 months, and accept that there may be little or no secondary market for the Notes.
•	You understand and accept that your potential return is limited to the Maximum Redemption Amount and you would be willing to invest in the Notes if the Maximum Redemption Amount was set equal to the bottom of the range indicated above (the actual Maximum Redemption Amount will be set on the Trade Date).
•	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.
•	You do not seek current income from your investment.
•	You are willing to assume the credit risk of the Bank for all payments under the Notes, and understand that if the Bank defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Notes, including the risk of losing your entire initial investment.
•	You require an investment designed to guarantee a full return of principal at maturity.
•	You cannot tolerate a loss of all or a substantial portion of your initial investment and are not willing to make an investment that may have the downside market risk as an investment in the Reference Asset or in the Reference Asset constituent stocks.
•	You believe that the level of the Reference Asset will decline during the term of the Notes and the Final Level will likely decline below the Initial Level, or you believe the Reference Asset will appreciate over the term of the Notes and that the appreciation is likely to equal or exceed the cap on appreciation within the Maximum Redemption Amount (the actual Maximum Redemption Amount will be determined on the Trade Date).
•	You seek an investment that has unlimited return potential without a cap on appreciation and you would be unwilling to invest in the Notes if the Maximum Redemption Amount was set equal to the bottom of the range indicated above.
•	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Reference Asset.
•	You seek current income from your investment or prefer to receive dividends paid on the stocks included in the Reference Asset.
•	You are unwilling to hold the Notes to maturity, a term of approximately 18-21 months, or you seek an investment for which there will be a secondary market.
•	You are not willing to assume the credit risk of the Bank for all payments under the Notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review ‘‘Additional Risks’’ in this preliminary pricing supplement and the ‘‘Additional Risk Factors Specific to the Notes’’ beginning on page PS-5 of the Product Prospectus Supplement for Equity Linked Index Notes, Series A for risks related to an investment in the Notes.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the default amount as described below.

Default Amount

The default amount for your Notes on any day (except as provided in the last sentence under “Default Quotation Period” below) will be an amount, in the specified currency for the principal of your Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your Notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus
•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the trustees of your Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your Notes, described below, the trustees and/or the Bank may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due (the “due day”) and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or
•	every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of an objection is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or
•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of the Debt Securities We May Offer—Events of Default” beginning on page 21 of the accompanying prospectus.

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Tax Redemption

The Bank (or its successor) may redeem the Notes, in whole but not in part, at a redemption price determined by the Calculation Agent in a manner reasonably calculated to preserve your and our relative economic position, upon the giving of a notice as described below, if:

  as a result of any change (including any announced prospective change) in or amendment to the laws (or any regulations or rulings promulgated thereunder) of Canada (or the jurisdiction of organization of the successor to the Bank) or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), and which in the written opinion to the Bank (or its successor) of legal counsel of recognized standing has resulted or will result (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes; or
  on or after the Pricing Date (or, in the case of a successor to the Bank, after the date of succession), any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada (or the jurisdiction of organization of the successor to the Bank) or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to the Bank (or its successor), or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion to the Bank (or its successor) of legal counsel of recognized standing, will result (assuming, that such change, amendment or action is applied to the Notes by the taxing authority and that, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced) in the Bank (or its successor) becoming obligated to pay, on the next succeeding date on which a payment is due, additional amounts with respect to the Notes;

and, in any such case, the Bank (or its successor), in its business judgment, determines that such obligation cannot be avoided by the use of reasonable measures available to it (or its successor).

The redemption price will be determined by the Calculation Agent, in its discretion, and such determination will, under certain circumstances, be confirmed by an independent calculation expert. See “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

In the event the Bank elects to redeem the Notes pursuant to the provisions set forth in the preceding paragraph, it shall deliver to the trustees a certificate, signed by an authorized officer, stating that the Bank is entitled to redeem such Notes pursuant to their terms in whole only.

The Bank will give notice of intention to redeem such Notes to holders of the Notes not more than 45 nor less than 30 days prior to the date fixed for redemption specifying, among other things, the date fixed for redemption, and on or promptly after the redemption date, it will give notice of the redemption price.

Other than as described above, the Notes are not redeemable prior to their maturity.

Hypothetical Payments AT MATURITY On the Notes

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Initial Level, the Final Level or the level of the Reference Asset on the Valuation Date or on any Trading Day prior to the Maturity Date. All examples assume that a holder purchased Notes with an aggregate Principal Amount of CAD1,000.00, a Maximum Redemption Amount of CAD1,195.00 (119.50% of the Principal Amount) (the bottom of

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the Maximum Redemption Amount range of CAD1,195.00 to CAD1,230.00, 119.50% to 123.00% of the Principal Amount; the actual Maximum Redemption Amount will be determined on Trade Date) and that no market disruption event occurs on the Valuation Date. Amounts below may have been rounded for ease of analysis.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive.

	Percentage Change:	5.00%

	Payment at Maturity:	CAD1,000.00 + (CAD1,000.00 x 200.00% x 5.00%) = CAD1,000.00 + CAD100.00 = CAD1,100.00

	On a CAD1,000.00 investment, a 5.00% Percentage Change results in a Payment at Maturity of CAD1,100.00.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (and the Payment at Maturity is subject to the Maximum Redemption Amount).

	Percentage Change:	50.00%

	Payment at Maturity:	CAD1,000.00 + (CAD1,000.00 x 200.00% x 50.00%) = CAD1,000.00 + CAD1,000.00 = CAD2,000.00 however, the Maximum Redemption Amount is CAD1,195.00 and the Payment at Maturity would be CAD1,195.00.

	On a CAD1,000.00 investment, a 50.00% Percentage Change results in a Payment at Maturity of CAD1,195.00.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative

	Percentage Change:	-50.00%

	Payment at Maturity:	CAD1,000.00 + [CAD1,000.00 x (-50.00%)] = CAD1,000.00 - CAD500.00= CAD500.00

On a CAD1,000.00 investment, a -50.00% Percentage Change results in a Payment at Maturity of CAD500.00

Accordingly, if the Percentage Change is negative, the Bank will pay you less than the full Principal Amount, resulting in a loss on your investment that is equal to the negative Percentage Change. You may lose up to 100% of your principal.

Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Bank. If the Bank were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

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The following graph represents hypothetical returns only and is not indicative of actual results. The graph demonstrates the hypothetical return on the Notes at maturity for the set of Percentage Changes of the Reference Asset from -100.00% to 100.00% using the same assumptions as set forth above. Your investment may result in a complete loss of your principal at maturity.

Hypothetical Payoff Profile
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
-70%
-80%
-90%
-100%
Note Return %
-100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100%
Reference Asset Return %
Reference Asset
Note

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SPECIAL CONSIDERATIONS RELATING TO THE BOOK-ENTRY SYSTEM

The Notes will be issued as global notes registered in the name of a nominee of a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear system ("Euroclear"). Investors may hold book-entry interests in the Notes through organizations that participate, directly or indirectly, in the Euroclear system. Book-entry interests in the Notes and all transfers relating to the Notes will be reflected in the book-entry records of Euroclear. The initial common depositary for Euroclear will be Citibank N.A., Dublin Branch ("Citi"). The Notes will be registered in the name of the Citi nominee, Citivic Nominees, and will be available for purchase in book-entry form only. Accordingly, Citivic Nominees is expected to be the holder of record for your Notes.

The distribution of the Notes will be cleared through Euroclear. Any secondary market trading of book-entry interests in the Notes will take place through Euroclear participants and settle in same-day funds. See "Considerations Relating to Clearstream and Euroclear" beginning on page 29 of the accompanying prospectus.

Owners of beneficial interests in the Notes will not be entitled to have the Notes registered in their names, will not be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes under the indenture governing the Notes, including for purposes of receiving any reports delivered by the Bank or the Trustee pursuant to the indenture. Accordingly, each person owning a beneficial interest in a Note must rely on the procedures of Euroclear, or if not a participant, on the procedures of the participant through which such person owns its interest in order to exercise any rights of a holder of Notes.

All information in this pricing supplement concerning Citi and Euroclear reflects our understanding of the policies of such organizations which may change at any time without notice.

ADDITIONAL RISKS

An investment in the Notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the accompanying product prospectus supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and page 6 of the accompanying prospectus.

You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus, prospectus supplement and product prospectus supplement.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (As Determined By Reference to Pricing Models Used By Goldman, Sachs & Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes were set on the trade date, as determined by reference to Goldman, Sachs & Co.’s (as “Dealer” of the Notes) pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth on the cover of this pricing supplement; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors. The price at which Goldman, Sachs & Co. would initially buy or sell Notes (if Goldman, Sachs & Co. makes a market, which it is not obligated to do) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise, also exceeds the estimated value of your Notes, as determined by reference to these models. The amount of the excess will decline on a straight line basis over the period from the date hereof through . After , if Goldman, Sachs & Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Goldman, Sachs & Co. will buy or sell Notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of the Notes as of the time the terms of the Notes are set on the trade date, as disclosed on the front cover of this pricing supplement, Goldman, Sachs & Co.’s pricing models consider certain variables, including principally its

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credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to Goldman Sachs & Co.’s models due to, among other things, any differences in pricing models or assumptions used by others.

The difference between the estimated value of the Notes as of the time the terms of the Notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to Goldman, Sachs & Co. and the amounts Goldman, Sachs & Co. pays to us in connection with your notes. We pay to Goldman, Sachs & Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, Goldman, Sachs & Co. pays to us the difference between the total payment amount due at maturity on your notes and the face amount of your notes.

In addition to the factors discussed above, the value and quoted price of the Notes at any time will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the Notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Notes, including the price you may receive for the Notes in any market making transaction. To the extent that Goldman, Sachs & Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to Goldman, Sachs & Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

If at any time a third party dealer quotes a price to purchase your Notes or otherwise values your Notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. See “—The Price at Which the Notes may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased.”

Furthermore, if you sell your Notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your Notes at any price and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the Notes. See “—The Notes Lack Liquidity.”

The Inclusion of Dealer Spread and Projected Profit from Hedging in the Original Issue Price is Likely to Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Scotia Capital (USA) Inc. or any other party is willing to purchase the Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude underwriting commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that we and/or our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. In addition, any secondary market prices may differ from values determined by pricing models used by Scotia Capital (USA) Inc. as a result of dealer discounts, mark-ups or other transaction costs.

Risk of Loss at Maturity

Any payment on the Notes at maturity depends on the Percentage Change of the Reference Asset. The Bank will only repay you the full Principal Amount of your Notes if the Percentage Change is zero or positive. If the Percentage Change is negative, you will lose a significant portion of your initial investment. Accordingly, you may lose your entire investment in the Notes if the percentage decline from the Initial Level to the Final Level is negative.

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Your Potential Payment at Maturity Is Limited by the Maximum Redemption Amount

The Payment at Maturity will not exceed the Maximum Redemption Amount. Therefore, if the appreciation of the Reference Asset exceeds the cap on appreciation in the Maximum Redemption Amount, the Notes will provide less opportunity to participate in the appreciation of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation. Accordingly, the return on the Notes may be less than the return would be if you made an investment in a security directly linked to the positive performance of the Reference Asset.

The Notes Differ from Conventional Debt Instruments

The Notes are not conventional notes or debt instruments. The Notes do not provide you with interest payments prior to maturity as a conventional fixed-rate or floating-rate debt security with the same maturity would. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank.

No Interest

The Notes will not bear interest and, accordingly, you will not receive any interest payments on the Notes.

An Investment in the Notes Is Subject to Risks Associated with Foreign Securities

Investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets whose stocks comprise the Reference Asset may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Your Investment is Subject to the Credit Risk of The Bank of Nova Scotia

The Notes are senior unsecured debt obligations of the Bank, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus, prospectus supplement and product prospectus supplement, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of the Bank, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including the Payment at Maturity, depends on the ability of the Bank to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of the Bank may affect the market value of the Notes and, in the event the Bank were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. If you sell the Notes prior to maturity, you may receive substantially less than the Principal Amount of your Notes.

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The Notes are Subject to Market Risk

The return on the Notes is directly linked to the performance of the Reference Asset and indirectly linked to the value of the Reference Asset constituent stocks, and the extent to which the Percentage Change is positive or negative. The levels of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset constituent stocks, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions.

The Participation Rate Applies Only at Maturity

You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the Participation Rate or the Notes themselves, and the return you realize may be less than the Percentage Change even if such return is positive. You may receive the full benefit of the Participation Rate only if you hold your Notes to maturity.

The Payment at Maturity Is Not Linked to the Level of the Reference Asset at Any Time Other Than the Valuation Date

The Payment at Maturity will be based on the Final Level (subject to adjustments as described).  Therefore, for example, if the closing level of the Reference Asset declined substantially as of the Valuation Date compared to the Trade Date, the Payment at Maturity may be significantly less than it would otherwise have been had the Payment at Maturity been linked to the closing levels of the Reference Asset prior to the Valuation Date.  Although the actual level of the Reference Asset at maturity or at other times during the term of the Notes may be higher than the Final Level, you will not benefit from the closing levels of the Reference Asset at any time other than the Valuation Date.

If the Levels of the Reference Asset or the Reference Asset Constituent Stocks Change, the Market Value of Your Notes May Not Change in the Same Manner

Your Notes may trade quite differently from the performance of the Reference Asset or the Reference Asset constituent stocks. Changes in the levels of the Reference Asset or the Reference Asset constituent stocks may not result in a comparable change in the market value of your Notes. We discuss some of the reasons for this disparity under “—The Price at Which the Notes may be Sold prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased” below.

Holding the Notes is Not the Same as Holding the Reference Asset Constituent Stocks

Holding the Notes is not the same as holding the Reference Asset constituent stocks. As a holder of the Notes, you will not be entitled to the voting rights or rights to receive dividends or other distributions or other rights that holders of the Reference Asset constituent stocks would enjoy.

The Bank's Securities are a Component Stock of the Reference Asset

As of October 8, 2013, the Bank's securities are a component stock of the Reference Asset with a component weight of 6.21%. As a result, the performance of the Bank's securities may affect the performance of the Reference Asset and the market value of the Notes.

No Assurance that the Investment View Implicit in the Notes Will Be Successful

It is impossible to predict with certainty whether and the extent to which the level of the Reference Asset will rise or fall. There can be no assurance that the level of the Reference Asset will rise above the Initial Level. The Final Level may be influenced by complex and interrelated political, economic, financial and other factors that affect the Reference Asset constituent stocks. You should be willing to accept the risks of the price performance of equity securities in general and the Reference Asset constituent stocks in particular, and the risk of losing some or all of your initial investment.

Furthermore, we cannot give you any assurance that the future performance of the Reference Asset or the Reference Asset constituent stocks will result in your receiving an amount greater than or equal to the Principal Amount of your Notes.  Certain

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periods of historical performance of the Reference Asset or the Reference Asset constituent stocks would have resulted in you receiving less than the Principal Amount of your Notes if you had owned notes with terms similar to these Notes in the past.   See “Information Regarding The Reference Asset” in this pricing supplement for further information regarding the historical performance of the Reference Asset.

The Reference Asset Reflects Price Return Only and Not Total Return

The return on your Notes is based on the performance of the Reference Asset, which reflects the changes in the market prices of the Reference Asset constituent stocks. It is not, however, linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the Reference Asset constituent stocks. The return on your Notes will not include such a total return feature or dividend component.

Past Performance is Not Indicative of Future Performance

The actual performance of the Reference Asset over the life of the Notes, as well as the amount payable at maturity, may bear little relation to the historical performance of the Reference Asset or to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Asset.

We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Issue Price

We may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of this pricing supplement. The issue price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

Changes Affecting the Reference Asset Could Have an Adverse Effect on the Value of the Notes

The policies of Standard & Poor’s Financial Services LLC, the sponsor of the Reference Asset (the ‘‘Sponsor’’ or “S&P”), concerning additions, deletions and substitutions of the Reference Asset constituent stocks and the manner in which the Sponsor takes account of certain changes affecting those Reference Asset constituent stocks may adversely affect the level of the Reference Asset. The policies of the Sponsor with respect to the calculation of the Reference Asset could also adversely affect the level of the Reference Asset. The Sponsor may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could have a material adverse effect on the value of the Notes.

The Bank Cannot Control Actions by the Sponsor and the Sponsor Has No Obligation to Consider Your Interests

The Bank and its affiliates are not affiliated with the Sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Reference Asset. The Sponsor is not involved in the Notes offering in any way and has no obligation to consider your interest as an owner of the Notes in taking any actions that might negatively affect the market value of your Notes.

The Notes are Subject to Non-U.S. Securities Market Risk

The Reference Asset constituent stocks that comprise the S&P/TSX 60 Index are issued by non-U.S. companies in non-U.S. securities markets. An investment in securities linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to

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non-U.S. companies or investments in non-U.S. equity securities. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange. All of these factors could have a material adverse effect on the value of the Notes.

In addition, some of the Reference Asset constituent stocks are companies located within the Eurozone. The Eurozone is and has been undergoing severe financial stress, and the political, legal and regulatory ramifications are impossible to predict. Changes within the Eurozone could have a material adverse effect on the performance of the Reference Asset and, consequently, on the value of the Notes.

The Price at Which the Notes May Be Sold Prior to Maturity will Depend on a Number of Factors and May Be Substantially Less Than the Amount for Which They Were Originally Purchased

The price at which the Notes may be sold prior to maturity will depend on a number of factors. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the Reference Asset over the full term of the Note, (ii) volatility of the level of the Reference Asset and the market’s perception of future volatility of the level of the Reference Asset, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity. In particular, because the provisions of the Note relating to the Payment at Maturity and the Maximum Redemption Amount behave like options, the value of the Note will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the Reference Asset and other relevant factors, the market value of the Notes may decrease and you may receive substantially less than 100% of the issue price if you sell your Notes prior to maturity.

The Notes Lack Liquidity

The Notes will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Notes. Scotia Capital (USA) Inc. and the Dealer may, but are not obligated to, make a market in the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Scotia Capital (USA) Inc. and the Dealer are willing to purchase the Notes from you. If at any time Scotia Capital (USA) Inc. and the Dealer were not to make a market in the Notes, it is likely that there would be no secondary market for the Notes. Accordingly, you should be willing to hold your Notes to maturity.

Hedging Activities by the Bank and the Dealer May Negatively Impact Investors in the Notes and Cause Our Respective Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes

The Bank or one or more of our respective affiliates and the Dealer or one or more of its affiliates has hedged or expects to hedge the obligations under the Notes by purchasing futures and/or other instruments linked to the Reference Asset. The Bank, the Dealer or one or more of our respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the Reference Asset or one or more of the Reference Asset constituent stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the Valuation Date.

The Bank or one or more of our respective affiliates and the Dealer or one or more of its affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked Notes whose returns are linked to changes in the level or price of the Reference Asset or the Reference Asset constituent stocks. Any of these hedging activities may adversely affect the level of the Reference Asset—directly or indirectly by affecting the price of the Reference Asset constituent stocks—and therefore the market value of the Notes and the amount you will receive, if any, on the Notes. In addition, you should expect that these transactions will cause the Bank, or our respective affiliates, or the Dealer, or its affiliates, or our respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Notes. The Bank, or our respective affiliates, or the Dealer, or its

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affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Notes, and may receive substantial returns with respect to these hedging activities while the value of the Notes may decline.

Market Activities by the Bank, Scotia Capital (USA) Inc. and by the Dealer for Our Own Account or for Our Clients Could Negatively Impact Investors in the Notes

The Bank, Scotia Capital (USA) Inc. and our respective affiliates and the Dealer and its affiliates provide a wide range of financial services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender. In those and other capacities, we, the Dealer and/or our respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Notes or other securities that we have issued), the Reference Asset constituent stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests and may adversely affect the level of the Reference Asset and/or the value of the Notes. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the Reference Asset and the market for your Notes, and you should expect that our interests and those of the Dealer and/or its affiliates, or our respective clients or counterparties, will at times be adverse to those of investors in the Notes.

The Bank, Scotia Capital (USA) Inc. and our respective affiliates and the Dealer and its affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Notes or other securities that we may issue, the Reference Asset constituent stocks or other securities or instruments similar to or linked to the foregoing. Investors in the Notes should expect that the Bank and our respective affiliates and the Dealer and its affiliates will offer securities, financial instruments, and other products that may compete with the Notes for liquidity or otherwise.

The Bank, Scotia Capital (USA) Inc. and Our Respective Affiliates and the Dealer and Its Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Issuers of the Reference Asset Constituent Stocks

The Bank, Scotia Capital (USA) Inc. and our respective affiliates and the Dealer and its affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the Reference Asset constituent stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. You should expect that the Bank, and our respective affiliates and the Dealer and its affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the Notes or other securities that we may issue, the Reference Asset constituent stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Notes. In addition, in connection with these activities, certain personnel within us, the Dealer or our respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Notes.

Other Investors in the Notes May Not Have the Same Interests as You

The interests of other investors may, in some circumstances, be adverse to your interests. Other investors may make requests or recommendations to us or the Dealer regarding the establishment of transactions on terms that are adverse to your interests, and investors in the Notes are not required to take into account the interests of any other investor in exercising remedies, voting or other rights in their capacity as Noteholders. Further, other investors may enter into market transactions with respect to the Notes, assets that are the same or similar to the Notes, assets referenced by the Notes (such as stocks or stock indices) or other similar assets or securities which may adversely impact the market for or value of your Notes. For example, an investor could take a short position (directly or indirectly through derivative transactions) in respect of securities similar to your Notes or in respect of the Reference Asset.

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The Calculation Agent Can Postpone the Valuation Date for the Notes if a Market Disruption Event with Respect to the Reference Asset Occurs

If the Calculation Agent determines, in its sole discretion, that, on a day that would otherwise be the Valuation Date, a market disruption event with respect to the Reference Asset has occurred or is continuing for the Reference Asset, the Valuation Date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, although the Valuation Date will not be postponed by more than seven scheduled trading days. Moreover, if the Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Valuation Date, and the Calculation Agent will determine the applicable Final Level that must be used to determine the Payment at Maturity. Under certain circumstances, the determinations of the Calculation Agent will be confirmed by an independent expert. See “General Terms of the Notes—Unavailability of the Level of the Reference Asset on a Valuation Date” beginning on page PS-18 and “General Terms of the Notes—Market Disruption Events” beginning on page PS-19 and “Appointment of Independent Calculation Experts” on page PS-22, in the accompanying product prospectus supplement.

There Is No Affiliation Between Any Constituent Stock Issuers or the Reference Asset Sponsor and Us or the Dealer, and Neither We Nor the Dealer Is Responsible for Any Disclosure by Any of the Other Reference Asset Constituent Stock Issuers or the Reference Asset Sponsor

The Bank, Scotia Capital (USA) Inc., and our respective affiliates and the Dealer and its respective affiliates may currently, or from time to time in the future, engage in business with the issuers of the Reference Asset constituent stocks. Nevertheless, none of us, the Dealer, or our or its respective affiliates assumes any responsibility for the accuracy or the completeness of any information about the Reference Asset or any of the other Reference Asset constituent stocks. Before investing in the Notes you should make your own investigation into the Reference Asset and the issuers of the Reference Asset constituent stocks. See the section below entitled “Information Regarding the Reference Asset” in this pricing supplement for additional information about the Reference Asset.

Uncertain Tax Treatment

Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your own tax situation. See “Certain Canadian Income Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” in this pricing supplement.

Information Regarding The Reference Asset

The following is a summary description of the S&P/TSX 60™ Index based on information obtained from the website of the Index Sponsor, Standard & Poor’s at www.indices.standardandpoors.com. All information regarding the Index contained herein, including its make-up, method of calculation and changes in its components, has been derived from publicly available sources and its accuracy cannot be guaranteed. That information reflects the policies of, and is subject to change by, the Index Sponsor.

General Description

The S&P/TSX 60 Index, a large-cap index comprising of 60 actively traded Canadian companies, is a subset of the S&P/TSX Composite Index and represents Canadian large market capitalization securities with a view to matching the sector balance of the S&P/TSX Composite Index. Launched in December 1998, the Index is market cap weighted, with weights adjusted for available share float, and covers ten economic sectors, representing approximately 73% of Canada’s equity market capitalization. The Index is maintained by the S&P/TSX Canadian Index Committee, which comprises a team of seven, including four members from Standard & Poor’s, and three from the Toronto Stock Exchange (“TSX”). The Index Committee draws on the significant experience in index management of its members at a local and global level.

Each stock in the Index is evaluated for sector representation, liquidity, size, and positive company fundamentals. The Index value is determined by multiplying the price of the individual components by their corresponding free-float share amount.

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Free-float share amount adjusts the outstanding float for control blocks. The market capitalization of all the individual components are summed and divided by the Index divisor, which divisor may be adjusted for corporate actions and significant restructurings. Criteria for removal from the Index include a violation of one or more Index requirements, as well as mergers or acquisitions involving companies in the Index.

Composition

The 60 companies whose securities were included in the Index as of October 8, 2013 are set out below. The historical composition of the Index does not necessarily reflect the composition of the Index in the future.

Company	Weight (%)	Company	Weight (%)
Agnico-Eagle Mines Limited	0.41%	Husky Energy Inc.	0.74%
Agrium Inc.	1.14%	Imperial Oil Limited	0.99%
ARC Resources Ltd.	0.71%	Kinross Gold Corporation	0.52%
Bank of Montreal	3.84%	Loblaw Companies Limited	0.40%
The Bank of Nova Scotia	6.21%	Magna International Inc.	1.72%
Barrick Gold Corporation	1.66%	Manulife Financial Corporation	2.75%
BCE Inc.	3.01%	Metro Inc.	0.52%
BlackBerry Limited	0.38%	National Bank of Canada	1.19%
Bombardier Inc.	0.63%	Penn West Petroleum Ltd.	0.49%
Brookfield Asset Management Inc.	1.91%	Potash Corporation of Saskatchewan Inc.	2.47%
Cameco Corporation	0.68%	Power Corporation of Canada	0.87%
Canadian Imperial Bank of Commerce	2.91%	Rogers Communications Inc.	1.46%
Canadian National Railway Company	3.80%	Royal Bank of Canada	8.35%
Canadian Natural Resources Limited	3.05%	Saputo Inc.	0.53%
Canadian Oil Sands Limited	0.84%	Shaw Communications Inc.	0.78%
Canadian Pacific Railway Limited	1.69%	Shoppers Drug Mart Corporation	1.03%
Canadian Tire Corporation, Limited	0.65%	Silver Wheaton Corp.	0.77%
Catamaran Corporation	0.88%	SNC-Lavalin Group Inc.	0.55%
Cenovus Energy Inc.	2.04%	Sun Life Financial Inc.	1.72%
Crescent Point Energy Corp.	1.31%	Suncor Energy Inc.	4.82%
CGI Group Inc.	0.88%	Talisman Energy Inc.	1.02%
Eldorado Gold Corporation	0.43%	Teck Resources Limited	1.16%
Enbridge Inc.	3.11%	TELUS Corporation	2.01%
EnCana Corporation	1.15%	Thomson Reuters Corporation	1.18%
Enerplus Corporation	0.31%	Tim Hortons Inc.	0.79%
First Quantum Minerals Ltd.	0.97%	The Toronto-Dominion Bank	7.38%
Fortis Inc.	0.57%	Transalta Corporation	0.31%
George Weston Limited	0.31%	TransCanada Corporation	2.80%
Gildan Activewear Inc.	0.48%	Valeant Pharmaceuticals International, Inc.	2.89%
Goldcorp Inc.	1.86%	Yamana Gold Inc.	0.70%

Additions to the S&P/TSX 60 Index

  To be eligible for inclusion in the S&P/TSX 60 Index, securities must be constituents of the S&P/TSX Composite. See “— Additions to the S&P/TSX Composite Index” below.

  When adding securities to the S&P/TSX 60 Index, the Index Committee generally selects amongst the larger securities, in terms of float Quoted Market Value, in the S&P/TSX Composite Index. Size may, however, be
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  overridden for purposes of sector balance as described in the fourth bullet point. Quoted market value is the value determined by multiplying the number of float shares of a security by the price for one such float share.

  When adding securities to the S&P/TSX 60 Index, the Index Committee generally selects securities with float turnover of at least 0.35. This is a guideline only and may be changed at the discretion of the Index Committee. In addition, this range may be overridden for purposes of sector balance described in the fourth bullet point.

  Security selection for the S&P/TSX 60 Index is conducted with a view to achieving sector balance that is reflective of the GICS® sector weights in the S&P/TSX Composite Index.

Additions to the S&P/TSX 60 Index are made on an as-needed basis as determined by the Index Committee. Minimum index turnover is preferable. Changes are made to the S&P/TSX 60 Index on an as needed basis. The most common cause of deletion is merger or acquisition of a company. Other common reasons for deletion include bankruptcy, restructuring or other corporate actions. If a company substantially fails to meet one or more of the aforementioned guidelines for inclusion or if a company fails to meet the rules for continued inclusion in the S&P/TSX Composite Index, it will be removed. The timing of removals is at the discretion of the Index Committee.

Additions to the S&P/TSX Composite Index

Additions to the S&P/TSX Composite Index are generally only made as part of the quarterly rebalancing of the index, which occurs in the months of March, June, September and December. The Index Committee may nevertheless choose to review and add a security to the S&P/TSX Composite Index in between quarterly review periods.

  Market Capitalization. To be eligible for inclusion in the S&P/TSX Composite Index, a security must meet the following two criteria:

    Based on the volume weighted average price over the last three trading days of the month-end prior to the quarterly review, the security must represent a minimum weight of 0.05% of the S&P/TSX Composite Index, after including the Quoted Market Value of that security in the total float capitalization of the S&P/TSX Composite Index. In the event that any constituent security of the S&P/TSX Composite index has a weight of more than 10% at any month-end, the minimum weights for the purpose of inclusion will be based on the S&P/TSX Capped Composite Index.

    The security must have a minimum volume weighted average price of CAD1 over the past three months and over the last three trading days of the month-end prior to the quarterly review.

  Liquidity. Liquidity will be measured by float turnover (total number of shares traded at Canadian trading venues in the previous 12 months divided by float adjusted shares outstanding at the end of the period). Liquidity must be 0.50 for eligibility.

  Domicile. Issuers of constituent securities of the S&P/TSX Composite Index must be incorporated, established, in the case of income trusts, or formed, in the case of limited partnerships, under Canadian federal, provincial, or territorial jurisdictions and listed on the TSX.

  Ineligible Securities. Securities issued by mutual fund corporations, preferred shares, exchangeable shares, warrants, installment receipts and other securities deemed inappropriate by the Index Committee, from time to time, are not eligible for inclusion in the S&P/TSX Composite Index. To be included in the eligible securities pool, securities must be listed on the TSX for at least six full calendar months as of the month-end prior to the applicable quarterly review.

  Sufficient Liquidity. Stocks must have sufficient liquidity on the TSX to assure reliable price discovery through trading on the TSX. The S&P/TSX Canada Index Committee may exclude securities if, in the opinion of the Committee, liquidity is not sufficient.

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  Shares Outstanding. The shares counted for index calculation are issued and outstanding shares of a security (rounded to the nearest thousand). This count is float-adjusted to reflect only available shares.

    The goal of float adjustment is to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock's price and their evaluation of the company's future prospects. S&P defines three groups of shareholders whose holdings are presumed to be for control and which are, therefore, subject to float adjustment. Within each group, the holdings are totaled. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares used in index calculation. The three groups are:

      Holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners or leveraged buy-out groups.

      Holdings by government entities, including all levels of government in the United States or foreign countries.

      Holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors or founders. Second, holdings of trusts, foundations, pension funds, employee stock ownership plans or other investment vehicles associated with and controlled by the company.

  Buffer Rules. For quarterly review deletions, certain modified buffer rules with respect to market capitalization and liquidity apply and must be met in order for the security at issue to remain in the S&P/TSX Composite Index.

  Sector Classification. As of October 10, 2013, the 60 companies included in the S&P/TSX 60 Index were divided into ten GICS® sectors. The GICS® sectors include (with the percentage such sectors represented in the index indicated in parentheses): Consumer Discretionary (5.5%), Consumer Staples (3.2%), Energy (25.0%), Financials (34.7%), Health Care (2.9%), Industrials (7.4%), Information Technology (1.7%), Materials (12.6%), Telecommunication Services (5.1%) and Utilities(1.8%). Percentages may not sum to 100% due to rounding. Index sponsors may use very different standards for determining industry group or sector designations. In addition, many companies operate in a number of industries and sectors, but are listed in only one industry group and sector and the basis on which that industry group or sector is selected may also differ. As a result, industry and sector comparisons between indices with different index sponsors or that use different classification standards may reflect differences in methodology as well as actual differences in the industry or sector composition of the indices

Index Calculation

On any given day, the value of the S&P/TSX 60 Index is the quotient of the total float-adjusted market capitalization of its constituent securities and its divisor. Continuity in S&P/TSX 60 Index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date. This includes additions and deletions to the S&P/TSX 60 Index, rights issues, share buy-backs and issuances, and spin-offs. The divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of the S&P/TSX 60 Index. The divisor is adjusted such that the value of the S&P/TSX 60 Index at an instant just prior to a change in base capital equals the level of the S&P/TSX 60 Index at an instant immediately following that change.

Disruptions due to Exchange Closure

When the TSX is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing levels of the S&P/TSX Composite Index and S&P/TSX 60 Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. If the exchange fails to open due to unforeseen circumstances, the

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S&P/TSX Composite Index and S&P/TSX 60 Index will use the prior day’s closing prices, or Standard & Poor’s may determine not to publish the indices for that day.

Adjustments for Corporate Actions for the S&P/TSX 60 Index

There are a large range of corporate actions that may affect companies included in the S&P/TSX Composite Index and S&P/TSX 60 Index. Certain corporate actions require S&P to recalculate the share count or the float adjustment or to make an adjustment to the divisor to prevent the value of the index from changing as a result of the corporate action. This helps ensure that the movement of the index does not reflect the corporate actions of individual companies in the index. Several types of corporate actions, and their related adjustments, are listed in the table below.

Corporate Action	Share Count Revision Required?	Divisor Adjustment Required?
Stock split	Yes – share count is revised to reflect new count	No – share count and price changes are off-setting
Change in shares outstanding (secondary issuance, share repurchase and/or share buy-back	Yes – share count is revised to reflect new count	Yes – divisor adjustment reflects change in market capitalization
Spin-off if spun-off company is not being added to the index	No	Yes – divisor adjustment reflects decline in index market value (i.e. value of the spun-off unit)
Spin-off if spun-off company is being added to the index and no company is being removed	No	No
Spin-off if spun-off company is being added to the index and another company is being removed	No	Yes – divisor adjustment reflects deletion
Special dividends	No	Yes – calculation assumes that share price drops by the amount of the dividend; divisor adjustment reflects this change in market value
Change in IWF	No	Yes – divisor change reflects the change in market value caused by the change to an IWF
Company added to or deleted from the index	No	Yes – divisor is adjusted by the net change in market value
Rights Offering	No	Yes – divisor adjustment reflects increase in market capitalization (calculation assumes that offering is fully subscribed at the set price)

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License Agreement between the Index Sponsor and the Bank

The Index Sponsor and the Bank have entered into a non-exclusive license agreement providing for the license to the Bank, and certain of its affiliates, in exchange for a fee, of the right to use the Index in connection with securities, including the Notes.

The license agreement between the Index Sponsor and the Bank provides that the following language must be set forth in this pricing supplement:

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s. Standard & Poor’s makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the Standard & Poor’s Index to track general stock market performance. Standard & Poor’s only relationship to the Bank is the licensing of certain trademarks and trade names of Standard & Poor’s and of the Standard & Poor’s Index which is determined, composed and calculated by Standard & Poor’s without regard to the Bank or the Notes. Standard & Poor’s has no obligation to take the needs of the Bank or the owners of the Notes into consideration in determining, composing or calculating the Index. Standard & Poor’s is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Standard & Poor’s has no obligation or liability in connection with the administration, marketing or trading of the Notes.

STANDARD & POOR’S DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND STANDARD & POOR’S SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STANDARD & POOR’S MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE BANK, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. STANDARD & POOR’S MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN.

WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STANDARD & POOR’S HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®”, “S&P®”, and “S&P/TSX 60™” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by the Bank. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

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Historical Information

The following table sets forth the quarterly high and low closing levels for the Reference Asset, based on daily closing levels. The closing level of the Reference Asset on October 10, 2013 was 741.59. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/4/2010	3/31/2010	710.08	648.53	706.81
4/1/2010	6/30/2010	720.19	660.08	662.05
7/1/2010	9/30/2010	716.14	650.08	715.07
10/1/2010	12/31/2010	768.65	712.89	768.65
1/3/2011	3/31/2011	819.25	757.61	809.16
4/1/2011	6/30/2011	817.65	734.93	763.90
7/1/2011	9/30/2011	769.28	653.30	667.08
10/3/2011	12/30/2011	714.46	642.34	680.87
1/3/2012	3/30/2012	725.21	693.72	706.96
4/2/2012	6/29/2012	714.73	640.57	663.62
7/2/2012	9/28/2012	716.07	652.98	702.87
10/3/2012	12/31/2012	715.31	675.76	713.72
1/1/2013	3/29/2013	740.67	713.72	731.34
4/1/2013	6/28/2013	732.77	681.09	695.52
7/1/2013	9/30/2013	741.45	694.42	732.89
10/1/2013*	10/10/2013	741.59	728.43	741.59

*	As of the date of this pricing supplement, available information for the fourth calendar quarter of 2013 includes data for the period from October 1, 2013 through October 10, 2013. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2013.
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The graph below illustrates the performance of the Reference Asset from January 2, 2003 through October 10, 2013. Past performance of the Reference Asset is not indicative of the future performance of the Reference Asset.

We obtained the information regarding the historical performance of the Reference Asset in the tables and graph above from Bloomberg Financial Markets.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and have not undertaken an independent review or due diligence of the information. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Level of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

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Supplemental Plan of Distribution (Conflicts of Interest)

Scotia Capital (USA) Inc. or one of our affiliates will purchase the Notes at the Principal Amount and, as part of the distribution of the Notes, will sell the Notes to Goldman, Sachs & Co. at a discount and underwriting commissions of CAD● per CAD1,000 Principal Amount of Notes in connection with the distribution of the Notes. The underwriting commission set forth on the cover page of this pricing supplement per CAD1,000 face amount is comprised of CAD● of underwriting fees and CAD● of selling commission, to be set on the Trade Date. In accordance with the terms of a distributor accession letter, Goldman, Sachs & Co. has been appointed as a distribution agent under the distribution agreement and may purchase Notes from The Bank of Nova Scotia or its affiliates. Scotia Capital (USA) Inc. will also receive a structuring and development fee of up to CAD0.50 per CAD1,000 Principal Amount of Notes.

In addition, Scotia Capital (USA) Inc. or another of its affiliates or agents may use the product prospectus supplement to which this pricing supplement relates in market-making transactions after the initial sale of the Notes. While Scotia Capital (USA) Inc. may make markets in the Notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See the sections titled “Supplemental Plan of Distribution” in the accompanying prospectus supplement and product prospectus supplement.

The price at which you purchase the Notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the Notes, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

We expect that delivery of the Notes will be made against payment therefor on or about the 10th Business Day following the date of pricing of the Notes (this settlement cycle being referred to as “T+10”). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date will be required, by virtue of the fact that each Note initially will settle in 10 Business Days (T+10), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

Each of Scotia Capital (USA) Inc., and Scotia Capital Inc. is an affiliate of the Bank and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of FINRA Rule 5121. In addition, the Bank will receive the gross proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121. Neither Scotia Capital (USA) Inc. nor Scotia Capital Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Scotia Capital (USA) Inc., Goldman, Sachs & Co., and their respective affiliates are full service financial institutions engaged in various activities,  which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities.  Scotia Capital (USA) Inc., Goldman, Sachs & Co., and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Bank, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, Scotia Capital (USA) Inc., Goldman, Sachs & Co., and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the Bank.  Scotia Capital (USA) Inc., Goldman, Sachs & Co., and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

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Certain Canadian Income Tax Consequences

See “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” at page S-24 of the Prospectus Supplement dated August 8, 2013.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. We intend to treat the Notes as pre-paid cash-settled derivative contracts. Pursuant to the terms of the Notes, you agree to treat the Notes in this manner for all U.S. federal income tax purposes. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

For a more detailed discussion of the United States federal income tax consequences with respect to your Notes, you should carefully consider the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and the discussion set forth in “United States Taxation” of the accompanying prospectus. In particular, U.S. holders (as defined in the prospectus) should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders” in the product prospectus supplement and non-U.S. holders (as defined in the prospectus) should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—Non-U.S. Holders” in the product prospectus supplement. U.S. holders should also review the discussion under “—Treasury Regulations Requiring Disclosure of Reportable Transactions”, “—Information With Respect to Foreign Financial Assets” and “—Backup Withholding and Information Reporting” under “United States Taxation” in the prospectus.

We will not attempt to ascertain whether the issuer of any of the Reference Asset constituent stocks would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”) or a “United States real property holding corporation” within the meaning of Section 897 of the Code. If the issuer of one or more of such stocks were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by the issuers of the Reference Asset constituent stocks and consult your tax advisor regarding the possible consequences to you in this regard.

In this regard and in regard to a potential application of the “constructive ownership” rules, U.S. holders should review the discussion set forth in “Supplemental Discussion of U.S. Federal Income Tax Consequences—Supplemental U.S. Tax Considerations—U.S. Holders” in the product prospectus supplement.

Because other characterizations and treatments are possible the timing and character of income in respect of the Notes might differ from the treatment described above. You should carefully review the discussion set forth in “Alternative Treatments” in the product prospectus supplement for the possible tax consequences of different characterizations or treatment of your Notes for U.S. federal income tax purposes. It is possible, for example, that the Internal Revenue Service (“IRS”) might treat the Notes as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. Alternatively, the IRS may treat the Notes as a series of derivative contracts, each of which matures on the next rebalancing date of the reference asset, in which case you would be treated as disposing of the Notes on each rebalancing date in return for a new derivative contract that matures on the next rebalancing date, and you would recognize capital gain or loss on each rebalancing date.

The IRS has also issued a notice that may affect the taxation of the Notes. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue ordinary income currently and this could be applied on a retroactive basis. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. We intend to

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treat the Notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury Department and the IRS determine that some other treatment is more appropriate.

Non-U.S. Holders. Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S.-source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S.-source dividends, including payments or adjustments for extraordinary U.S.-source dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents subject to U.S. withholding tax. To the extent any final regulations may impose a withholding tax on payments or adjustment made on the Notes on or after January 1, 2014 that are treated as U.S.-source dividend equivalents, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, non-U.S. holders may be required to provide certifications prior to or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. Sections 1471 through 1474 of the Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain payments, including “pass-thru” payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. Pursuant to recently issued final Treasury regulations and administrative guidance, this withholding tax would not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014 (and are not materially modified after June 30, 2014). Accordingly, FATCA withholding generally is not expected to be required on the Notes. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF NOTES AND RECEIVING PAYMENTS UNDER THE NOTES.

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